                                                                    EXHIBIT 99.1
--------------------------------------------------------------------------------

                        DIOMED ANNOUNCES FY2003 EARNINGS

                              TOTAL REVENUE UP 66%

               REVENUE FROM EVLT(R) PROCEDURE KITS INCREASES 220%


ANDOVER, MA, February 19, 2004--Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally-invasive medical technologies, including its patented Endovenous Laser Treatment (EVLT(R)) of varicose veins, today announced financial results for the year ended December 31, 2003.

For the year ended December 31, 2003, Diomed delivered revenue of $9.2 million, an increase of $3.6 million, or 66% over the year ended December 31, 2002. Revenue from EVLT(R) disposable procedure kits increased 220%, representing a volume increase of more than three times the number of kits sold in FY2002, when the Company received FDA clearance.

"Diomed delivered a strong performance in 2003 while achieving a number of critical strategic initiatives," commented James Wylie, President and Chief Executive Officer of Diomed Holdings, Inc. "The Company achieved a record sales performance since becoming public in 2002, raised $23.2 million in an equity financing and acquired the exclusive rights to the U.S. Patent No. 6,398,777 covering the endovenous laser treatment of varicose veins." Mr. Wylie further stated, "We estimate that since the launch of EVLT(R) more than 10,000 EVLT(R) procedures have been successfully performed on more than 350 installed EVLT(R) laser systems, a clear demonstration of the growing acceptance of EVLT(R) in the medical field."

Gross profit for FY2003, was $3,325,000, an increase of $2,983,000 over FY2002. On a percentage basis, the gross margin increased by 30 percentage points from 6% to 36%, primarily driven by the increased EVLT(R) revenue and resulting fixed manufacturing cost leverage.

Research and development expenditures for FY2003 decreased $78,000, or 8%, to $850,000 compared to FY2002 due largely to cash constraints prior to the recent financing. The Company expects that R&D spending will return to higher levels in FY2004.

Selling and marketing expenses for FY2003, were $4,056,000, an increase of $792,000, or 24%, over FY2002. The increase was driven by higher sales commissions resulting from sales growth, restructuring of the sales field leadership and sales field organization, and an increased investment in marketing initiatives to support the commercialization of EVLT(R).

General and administrative expenses for FY2003 were $4,400,000, an increase of $575,000, or 15%, over FY2002. The increase was primarily driven by costs of the recent financing, which were not offset against additional-paid-in-capital.

Loss from operations for FY2003 decreased by $1,695,000, or 22%, to $5,980,000 compared to FY2002.

Net loss applicable to common stockholders for FY2003 was $19.9 million, or $0.36 per share compared to a net loss of $8.0 million, or $0.59 per share for FY2002. The FY2003 net loss included $12.7 million in non-cash interest expense arising from debt discounts and beneficial conversion features related to the bridge financings in December 2002 through September 2003.



Liquidity and Capital Resources

"The recent $23.2 million equity financing leaves the Company well positioned to fund key sales and marketing initiatives, to implement its intellectual property strategy, and to retire existing debt," further commented Mr. Wylie. The $23.2 million equity financing included $21.0 million in new cash proceeds and $1.2 million in the form of conversion of existing debt. Of the new cash proceeds, the Company utilized $2,250,000 in initial payments to acquire the exclusive rights to the EVLT(R) patent, $2,132,000 to retire the December 2002 notes, $438,000 to retire short-term notes, $1,160,000 in equity financing costs, $1,141,000 in the reduction of trade payables, $150,000 in the Augenbaum settlement, and $1,329,000 in working capital from September through December. On January 2, 2004, the Company retired its $936,000 promissory note to Axcan Pharma, eliminating bank indebtedness from its balance sheet.



About Diomed

Diomed develops and commercializes minimally-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed focuses on Endovenous Laser Treatment (EVLT(R)) for use in varicose vein treatments, photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for EVLT(R), the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website, www.evlt.com.

EVLT(R)is a registered trademark of Diomed Inc., Andover MA.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our

Annual Report on SEC Form 10-KSB/A (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 5 through 16 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.


Investor Contacts :

Lester Rosenkrantz                              Diomed Holdings, Inc.
Cameron Associates                              Lisa M. Bruneau, VP Finance
Phone: 212-554-5486                             Phone: 866-4DIOMED
E-mail: Lester@cameronassoc.com                 E-Mail: lbruneau@diomedinc.com
        -----------------------                         ----------------------


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Diomed Holdings, Inc.
Condensed Consolidated Statements of Operation
Twelve Months Ended December 31, 2003 and 2002
(unaudited)

                                                                      DECEMBER 31, 2003     DECEMBER 31, 2002
                                                                      -----------------     -----------------
Revenues                                                                $  9,198,592          $  5,556,439

Cost of Revenues                                                           5,873,288             5,214,524
                                                                        ------------          ------------

         Gross profit                                                      3,325,304               341,915
                                                                        ------------          ------------

Operating Expenses:
   Research and development                                                  849,772               928,167
   Selling and marketing                                                   4,055,625             3,263,517
   General and administrative                                              4,399,550             3,824,652
                                                                        ------------          ------------

         Total operating expenses                                          9,304,947             8,016,336
                                                                        ------------          ------------

         Loss from operations                                             (5,979,643)           (7,674,421)
                                                                        ------------          ------------


Interest Expense, non-cash                                                12,714,912               225,260
Interest Expense, cash based                                               1,186,648               101,657
                                                                        ------------          ------------
             Total interest expense                                       13,901,560               326,917
                                                                        ------------          ------------


         Net loss applicable to common stockholders                     $(19,881,203)         $ (8,001,338)
                                                                        ============          ============



   Basic and diluted net loss per share applicable to common
   stockholders                                                         $      (0.36)         $      (0.59)
                                                                        ============          ============

   Basic and diluted weighted average common shares outstanding           55,316,661            13,603,284
                                                                        ============          ============

Diomed Holdings, Inc.

Consolidated Balance Sheets

As of December 31, 2003 and 2002
(unaudited)

ASSETS                                                                        DECEMBER 31, 2003   DECEMBER 31, 2002
------                                                                        -----------------   -----------------
Current Assets:
   Cash and cash equivalents                                                     $13,398,075         $ 1,923,646
   Accounts receivable, net                                                        1,437,238             676,444
   Inventories                                                                     1,892,241           2,012,141
   Prepaid expenses and other current assets                                         449,625             214,253
                                                                                 -----------         -----------

         Total current assets                                                     17,177,179           4,826,484


Property, Plant and Equipment, net                                                   747,728           1,065,150
Intangible Assets, net                                                             4,972,253             564,270
Other Assets                                                                         183,756             677,426
                                                                                 -----------         -----------

Total assets                                                                     $23,080,916         $ 7,133,330
                                                                                 ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Bank loan                                                                     $   261,676         $   216,306
   Promissory notes                                                                  936,000             445,208
   Current maturities of capital lease obligations                                    13,848              33,993
   Deferred revenue                                                                   56,802                  --
   Accounts payable                                                                1,497,541           1,608,622
   Accrued expenses                                                                1,788,632           1,444,100
   EVLT Technology Payable ($1,000,000 face value, net of
      $35,609 debt discount at December 31, 2003 and
      zero face value at December 31, 2002)                                          964,391                  --
                                                                                 -----------         -----------

         Total current liabilities                                                 5,518,890           3,748,229


Related Party  Convertible Debt (zero face value at December 31, 2003 and
       $2,000,000 face value, net
       of $2,000,000 debt discount at December 31, 2002)                                  --                  --
Promissory Note                                                                           --             936,000
Capital Lease Obligations, less current maturities                                        --              10,018
EVLT Technology Payable ($1,250,000 face value, net of
        $173,832 debt discount at December 31, 2003 and
        zero face value at December 31, 2002 )                                     1,076,168                  --
                                                                                 -----------         -----------

         Total liabilities                                                         6,595,058           4,694,247

Stockholders' equity                                                              16,485,858           2,439,083
                                                                                 -----------         -----------

Total liabilities and stockholders' equity                                       $23,080,916         $ 7,133,330
                                                                                 ===========         ===========